Exhibit 10.1

CONFIDENTIAL

UNIVERSITY OF MIAMI

EXCLUSIVE LICENSE AGREEMENT (WITH EQUITY)

This Exclusive License Agreement (with Equity) (this “Agreement”) is entered into and made effective as of the last dated signature below (the “Effective Date”) between UNIVERSITY OF MIAMI, a Florida not- for-profit corporation, having business offices at 1951 NW 7th Avenue, Suite 300, Miami, Florida 33136 (“UNIVERSITY”) and PROVECTUS Biopharmaceuticals, Inc., a Delaware Corporation, having business offices at 800 S. Gay Street, Suite 1610, Knoxville TN 37929 (“LICENSEE”). For purposes of this Agreement, each of UNIVERSITY and LICENSEE may be individually referred to as a “Party” and collectively referred to as the “Parties.”

BACKGROUND

UNIVERSITY has been assigned and owns all rights and title to certain inventions described in patent application(s) and the UNIVERSITY invention disclosure document in Appendix A. UNIVERSITY desires that the invention(s) be perfected and marketed as soon as possible so that resulting products may be available for public use and benefit. LICENSEE desires to acquire an exclusive license to the Patent Rights and Technology to exploit Licensed Products and/or Licensed Processes and practice the invention(s) disclosed and claimed in the Patent Rights, in the Territory and in the Field of Use as set forth and defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1.	“Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with, UNIVERSITY or LICENSEE. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) equity interest of, or at least a fifty percent (50%) interest in the income of, such corporation or other business entity, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE, or such other relationship as in fact, constitutes actual control.

1.2.	“Control” shall mean, with respect to any intellectual property right, the possession of the right (whether by ownership, license, or otherwise (other than pursuant to a license granted under this Agreement)), to assign, or grant a license, sublicense, or other right to or under, such intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any third party.

1.3.	“Excluded Entity” shall mean any corporation, business entity, or person (i) associated with the development or commercialization of alcohol, tobacco products, or private prisons, military armaments, and pornography or (ii) on any list of prohibited individuals or entities enacted under United States economic sanctions and anti-boycott laws.

1.4.	“Field of Use” shall mean Ophthalmology.

1.5.	“Inventor” shall mean (for UMIP-482) Darlene Miller, Cornelis Jan Rowaan, Alex Gozalez, Jean-Marie Parel, Mariela Aguilar, Heather Durkee, Juan Silgado, Alejandro Arboleda, and Guillermo Amescua, and (for UMIP-525) Marco Ruggeri, Jean-Marie Parel, Fabrice Mann, and Jeffrey Peterson during the term of his/her employment by UNIVERSITY.

1.6.	“Licensee Background IP” shall mean intellectual property that (a) is Controlled by LICENSEE and was made, invented, developed, created, conceived, reduced to practice, or has a filing date before the Effective Date or (b) was acquired by a LICENSEE during the Term of this Agreement, other than by joint acquisition or ownership with UNIVERSITY.

1.7.	“Licensed Product” and “Licensed Process” shall mean any product or process, or part thereof, made, developed, used, or sold by LICENSEE, Affiliate, or Sublicensee of LICENSEE, which:

1.7.1.	is covered by (A) an issued, unexpired claim contained in the Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or governmental authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (B) a pending claim contained in the Patent Rights that has not been abandoned, disclaimed, allowed to lapse, or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal in the jurisdiction in which any such product is made, used, or sold;

1.7.2.	is manufactured by using a process which is covered by (A) an issued, unexpired claim contained in the Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or governmental authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (B) a pending claim contained in the Patent Rights that has not been abandoned, disclaimed, allowed to lapse, or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal in the jurisdiction in which any such product is made, used or sold;

1.7.3.	employs Technology; or

1.7.4.	was discovered by LICENSEE or Sublicensee incorporating or using the Patent Rights and/or Technology.

For the sake of clarity, neither “Licensed Product” nor “Licensed Process” includes the manufacture, development, use, sale, license, or any other implementation or improvement of Licensee Background IP that does not use or otherwise incorporate the Patent Rights.

1.8.	“Net Sales” shall be calculated as set forth in this section, and shall mean gross amounts invoiced by LICENSEE, Affiliate, or Sublicensees in all forms and tiers on commercial sales of Licensed Products or use of Licensed Processes, thereof to third parties (excluding Sublicensees and Affiliates), less deductions for the following, determined in accordance with generally accepted accounting principles, consistently and strictly applied:

1.8.1.	sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use, or sale of Licensed Products or Licensed Processes, but only to the extent that such taxes and duties are actually included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the price of the Licensed Products or Licensed Processes;

1.8.2.	trade, quantity, and cash discounts actually allowed and taken;

1.8.3.	allowances or credits to customers on account of shelf adjustments, failure to supply, rejection, withdrawal, recall or return of Licensed Products or on account of retroactive price reductions affecting Licensed Products, to the extent that such allowances or credits are actually allowed and taken;

1.8.4.	any charges for freight, postage, shipping, or transportation, or for shipping insurance; and

1.8.5.	rebates and charge backs specifically related to Licensed Products or Licensed Processes on an actual credited or paid basis, including those granted to government agencies (such rebates and charge backs to be accrued as an estimate in the month in which the related Licensed Products or Licensed Processes are sold by using generally accepted accounting principles) to the extent that such rebates and charge backs are actually allowed and taken.

1.9.	“Non-Royalty Sublicensing Consideration” shall mean any and all consideration of any kind (e.g., cash or in-kind consideration) received by LICENSEE from a Sublicensee, including, without limitation, licensing fees, and milestone payments, but excluding any consideration solely on account of:

1.9.1.	royalties on product sales (for clarity, royalties on product sales by Sublicensees will be treated as if LICENSEE made the sale of such product);

1.9.2.	investments in LICENSEE equity to the extent such equity is purchased for fair market value;

1.9.3.	direct research and development expenses incurred by LICENSEE and required to be incurred by LICENSEE under the sublicense;

1.9.4.	debt on arm’s length terms; and

1.9.5.	reimbursement of out-of-pocket patent prosecution for the Patent Rights.

1.10.	“Patent Rights” shall mean the patents and patent applications specifically set forth in Appendix A and any patents that issue therefrom or on inventions originally disclosed therein (including any and all divisionals, continuations, and continuations-in-part solely to the extent that all of the claims of any such continuations-in-part are wholly supported by the patents, patent applications, and/or invention disclosures set forth in Appendix A) together with re-examinations or reissue of such, and any extensions of or supplementary protection certificates referencing any of the foregoing.

1.11.	“Sublicensee” shall mean any third party to whom LICENSEE or another Sublicensee has granted a license to make, have made, use, sell, offer for sale, and/or import Licensed Product or Licensed Process under the Patent Rights or the Technology (a “Sublicense”).

1.12.	“Technology” shall mean all proprietary or technology information, data known by Inventor on or before the Effective Date, reasonably necessary to practice, use, or otherwise derive the benefits of the Patent Rights but not disclosed, claimed or covered in the Patent Rights, including but not limited to, information, data, techniques, know-how, biological materials, methods, protocols, and the like, to the extent they exist or have been developed on or before the Effective Date. “Technology” shall also include any proprietary information contained in the Patent Rights in the event no patent claims are issued. “Technology” shall not include any Licensee Background IP.

1.13.	“Territory” shall mean Worldwide.

2.	GRANT

2.1.	LICENSE GRANTS.

2.1.1.	UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive license in the Territory for the Field of Use, under the Patent Rights to make, have made, use, sell, offer for sale, and/or import the Licensed Products and/or Licensed Processes.

2.1.2.	UNIVERSITY hereby grants to LICENSEE an exclusive license in the Territory for the Field of Use under the Technology to research, develop, make, have made, use, sell, and import the Licensed Products and/or Licensed Processes.

2.1.3.	Any transfer of the right and license granted under Section 2.1.1 by LICENSEE to any corporation or business entity controlling LICENSEE is prohibited unless a prior written consent from UNIVERSITY is obtained, provided that such consent shall not be unreasonably withheld.

2.2.	RETAINED RIGHTS. UNIVERSITY retains on behalf of itself and all other non-profit research and educational institutions, a non-exclusive, royalty-free, perpetual, irrevocable, worldwide right to practice, make, and use the Patent Rights or Technology for any non-profit purposes, including educational, clinical purposes, and research purposes including sponsored research and collaborations between UNIVERSITY and commercial entities. UNIVERSITY and any such other institution retain the right to publish any information included in the Patent Rights or Technology. Further, the United States government may also have certain rights, title, and/or interest in/to the Patent Rights.

2.3.	GOVERNMENT RESERVATION. LICENSEE understands that the Patent Rights and/or Technology may have been developed under a funding agreement with the federal government of the United States of America (the “Government”), and if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law, or regulation and this Agreement, the terms of the Government agreement, applicable law, or regulation shall prevail. Specifically, this Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 212 (to the extent applicable), including an obligation that Licensed Product(s) or Licensed Process(es) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as LICENSEE to enable UNIVERSITY to satisfy its obligation thereunder, relating to the Patent Rights and/or Technology.

2.4.	SUBLICENSING.

2.4.1.	Subject to the terms and conditions of this Section and otherwise as set forth in the Agreement, including Section 1 (Definitions), LICENSEE may grant Sublicenses to third parties; provided, any such Sublicense shall be an arm’s length transaction to an entity not under the control of Licensee or any of its directors or controllers and that LICENSEE has requested and obtained the prior written approval of UNIVERSITY, which approval shall not be unreasonably withheld (provided, that it shall not be unreasonable to withhold consent if third party is an Excluded Entity). Each Sublicensee shall agree in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements under this Agreement. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement. LICENSEE shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of LICENSEE. LICENSEE shall provide UNIVERSITY with a copy of sublicense agreement(s) within thirty (30) days of execution of such sublicense(s).

2.4.2.	For clarity, royalties on Net Sales negotiated and agreed upon under this Agreement are “pass-through” by nature. An earned royalty is calculated as a percentage of Net Sales of Licensed Products and/or Licensed Processes of LICENSEE or Sublicensee(s) of all tiers.

2.4.3.	LICENSEE will pay to UNIVERSITY a portion of all Non-Royalty Sublicensing Consideration as provided below:

30% Non-Royalty Sublicensing Consideration	Prior to the initiation of the first Phase 1 Clinical Trial

20% Non-Royalty Sublicensing Consideration	During Phase 1 and Phase 2 Clinical Trials

10% Non-Royalty Sublicensing Consideration	After the completion of Phase 2 Clinical Trials

2.4.4.	LICENSEE shall provide UNIVERSITY with a copy of each Sublicense which transfers intellectual property rights granted hereunder to a third party (other than routine research and development agreements, such as agreements with contract research organizations), within five (5) days following the execution of the Sublicense.

2.4.5.	If LICENSEE, after a written request by UNIVERSITY, provides written notice (within thirty (30) days of the notice from UNIVERSITY) that it is unable or unwilling to develop or commercialize a Licensed Product or Licensed Process in a jurisdiction (or jurisdictions) within the Territory (an “Open Jurisdiction”) or for an indication for which there is credible scientific evidence that a Licensed Product or Licensed Process would be successful (an “Open Indication”) and UNIVERSITY believes that it is aware of a third party with a bona fide interest in and capability of developing or commercializing a Licensed Product or Licensed Process for the Open Jurisdiction or Open Indication, as applicable, then LICENSEE will use commercially reasonable efforts to negotiate, in good faith, a Sublicense with such third party for such Open Jurisdiction or Open Indication, as applicable.

2.4.6.	Notwithstanding the Sublicensee’s payment obligation to LICENSEE, LICENSEE shall be directly responsible for all royalties and payments due pursuant to Section 3.

3.	ROYALTIES AND OTHER CONSIDERATION

3.1.	CONSIDERATION. In consideration of the license herein granted, LICENSEE shall pay fees and royalties to UNIVERSITY as follows:

3.1.1.	License issue fee of ten thousand dollars ($10,000) is due to UNIVERSITY within thirty (30) days of the Effective Date of this Agreement.

3.1.2.	Running royalty on the annual Net Sales of Licensed Products and/or Licensed Processes shall be payable on a jurisdiction-by-jurisdiction basis according to the following table:

Running royalty due to UNIVERSITY
For Net Sales of Licensed Products and/or Licensed Processes in jurisdictions with pending or granted Patent Rights, whereby, if not for this Agreement, such sales would infringe such Patent Rights	Ten percent (10%)

3.1.3.	Within thirty (30) days of each anniversary of the Effective Date and until expiration or termination of this Agreement, LICENSEE agrees to pay UNIVERSITY an annual fee of:

3.1.3.1.	One thousand dollars ($1,000.00) on the first (1st) through fourth (4th) anniversaries, and

3.1.3.2.	Ten thousand dollars ($10,000.00) on the fifth (5th) anniversary and every anniversary thereafter.

Such annual fee is creditable against running royalty payments that are, as set forth herein, due to the UNIVERSITY by LICENSEE for applicable license year.

3.1.4.	Royalties are payable annually on a Licensed Product-by-Licensed Product or Licensed Process-by-Licensed Process and jurisdiction-by-jurisdiction basis beginning on the date of first commercial sale and ending on expiration or termination of this Agreement.

3.2.	CURRENCY. All payments hereunder shall be made in United States dollars. Royalties in United States dollars shall be computed by converting the royalty in the currency of the jurisdiction in which the sales were made to United States dollars at the exchange rate for United States dollars prevailing at the close of the business day of LICENSEE’s year for which royalties are being calculated as published the following day in The Wall Street Journal.

3.3.	PAYMENT TERMS. All payments due hereunder are payable via wire transfer by using the wiring instructions provided by UNIVERSITY, and shall be deemed received when the complete payment is credited to UNIVERSITY’s bank account. Until all funds are received by UNIVERSITY, the payment by LICENSEE is not considered to be complete. No transfer, exchange, collection, or other charges, including any wire transfer fees, shall be deducted from such payments.

3.4.	TAXES. In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to UNIVERSITY under this Agreement, LICENSEE shall be solely responsible to pay such taxes to the local tax authorities on behalf of UNIVERSITY, as a not-for-profit, tax-exempt organization as defined in Section 501(c)(3) of the Internal Revenue Code. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to UNIVERSITY, then the sum payable to UNIVERSITY shall be increased by the amount necessary to yield to UNIVERSITY an amount equal to the sum it would have received had no withholdings or deductions been made. UNIVERSITY shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, any exemption from any such tax or deduction.

3.5.	EQUITY. As partial consideration for the license granted pursuant to this Agreement, LICENSEE shall issue to UNIVERSITY that number of shares of common stock of NEWCO equal to five percent (5%) of the total number of issued and outstanding shares of NEWCO as of the Designated Assignment per Section 10.3 (the “Shares”). If at any time after the execution of the Designated Assignment and before NEWCO receives a total of two million dollars ($2,000,000.00) cash in exchange for the issuance of NEWCO’s equity securities and/or debt securities that are convertible into or exercisable or exchangeable for NEWCO’s equity securities, NEWCO issues any (a) shares of NEWCO’s common stock or (b) securities that are convertible into or exercisable for shares of NEWCO’s common stock, then in such event NEWCO shall issue additional shares of common stock to UNIVERSITY such that immediately after such issuance to UNIVERSITY the total number of shares of common stock issued to UNIVERSITY under this Section 3.5 remains and constitutes five percent (5%) of the total number of issued and outstanding capital stock of NEWCO calculated on a fully diluted basis. The issuance of common stock to UNIVERSITY shall be made in accordance with the Equity Agreement between UNIVERSITY and NEWCO, a copy of which is attached as Appendix C and incorporated by reference herein.

4.	COMMERCIAL DILIGENCE AND MILESTONES

4.1.	DILIGENCE. LICENSEE shall use commercially reasonable efforts to develop, manufacture, market, and sell Licensed Products and Licensed Processes in the Territory. LICENSEE agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Patent Rights and/or Technology, and it will actively and diligently establish and pursue the development plan as described in Appendix H. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of LICENSEE, and LICENSEE shall rely entirely on its own expertise with respect thereto.

4.2.	REPORTS. LICENSEE agrees to submit the following:

4.2.1.	Annual development reports that summarize LICENSEE’s efforts to develop Licensed Product(s) and/or Licensed Process(es) and markets for Licensed Product(s) and/or Licensed Process(es). Such reports shall be in a format substantially similar to Appendix I and include reasonable assurances by LICENSEE of its intent to actively develop commercial embodiments of Patent Rights and Technology. Furthermore, the report shall include information sufficient to enable UNIVERSITY to satisfy reporting requirements of the Government, and for UNIVERSITY to ascertain progress by LICENSEE toward meeting this Agreement’s diligence requirements. Each report shall describe, where relevant and available: LICENSEE’s progress toward commercialization of Licensed Product(s) and/or Licensed Process(es), including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of the Licensed Product(s) and/or Licensed Process(es), significant corporate transactions involving the Licensed Product(s) and/or Licensed Process(es), and financial information. LICENSEE will specifically describe how each Licensed Product and/or Licensed Process is related to each of the licensed Patent Rights. LICENSEE shall notify UNIVERSITY’s Office of Technology Transfer prior to commencing any clinical trials at UNIVERSITY; and

4.2.2.	Annual royalty summary reports to UNIVERSITY in a format substantially similar to Appendix J, including specifying: (a) the number or amount of Licensed Product(s) and/or Licensed Process(es) sold hereunder by LICENSEE and/or its Affiliates or Sublicensees, if any; (b) the total billings for all Licensed Product(s) and/or Licensed Process(es) sold, if any; (c) deductions as applicable; (d) total royalties due; and (e) the names and addresses of all Sublicensees, if any.

For a period of three (3) years from the date of each report pursuant to this Section 4.2.2., LICENSEE shall keep records adequate to verify each such report and licensing payment made to UNIVERSITY under this Agreement. An independent certified public accountant or accounting firm selected by UNIVERSITY and acceptable to LICENSEE (“Accountant”) may have access, on reasonable notice during regular business hours, not to exceed twice per year, to such records to verify such reports and payments. LICENSEE’s acceptance of UNIVERSITY’s selection of said Accountant shall not be unreasonably withheld. Such Accountant shall not disclose to UNIVERSITY any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expenses of the Accountant performing such verification shall be borne by UNIVERSITY, unless the audit reveals an underpayment of royalty by more than five (5%) percent, in which case the costs associated with the audit shall be paid by LICENSEE.

4.2.3.	LICENSEE shall disclose to UNIVERSITY on the first day of each month the following:

(i) any contract between LICENSEE and a foreign Sublicensee that is valued at fifty thousand dollars ($50,000) or more related to the Licensed Products and/or Licensed Processes; and (ii) any revenue totaling fifty thousand dollars ($50,000) or more received by LICENSEE from a foreign Sublicensee related to the Licensed Products and/or Licensed Processes. A foreign Sublicensee includes a Sublicensee that is a non-United States government, a non-United States governmental agency, a non- United States foreign corporation, or a non-United States citizen.

4.3.	DILIGENCE MILESTONES. Because the invention is not yet commercially viable, as of the Effective Date, LICENSEE will diligently develop, manufacture, and sell Licensed Product and/or Licensed Process, and will diligently develop markets for Licensed Product and/or Licensed Process. At LICENSEE’s sole expense, it shall make commercially reasonable efforts to accomplish the following and notify UNIVERSITY in writing, within thirty (30) days, as each milestone is met:

4.3.1.	by the first anniversary of the Effective Date, LICENSEE shall:

4.3.1.1.	create a corporation with the purpose of developing and commercializing Licensed Products and License Process (“NEWCO”), as defined in Section 1.6;

4.3.1.2.	execute a Designated Assignment to NEWCO, per Section 10.3; and

4.3.1.3.	execute an Equity Agreement with terms either identical or substantially similar to those found in Appendix C;

4.3.2.	by the second (2nd) anniversary of the Effective Date, LICENSEE shall complete a Licensed Product suitable for submission to the FDA;
4.3.3.	by the third (3rd) anniversary of the Effective Date, LICENSEE shall generate Licensed Product data suitable for required submission to FDA;
4.3.4.	by the fourth (4th) anniversary of the Effective Date, LICENSEE shall submit a drug- device combination application to the FDA; and
4.3.5.	by the fifth (5th) anniversary of the Effective Date, LICENSEE shall have received clearance, approval, or other authorization from the FDA for the Licensed Product portion of the drug-device combination.

However, if a regulatory agency, such as the United States Food and Drug Administration (“FDA”), European Medicines Agency, or equivalent, determines that a certain milestone is not necessary for continued development and/or marketing of a Licensed Product and/or Licensed Process, it shall be as if the milestone was met.

4.4.	The failure to meet any of the diligence milestones set forth in Section 4.3 shall constitute a breach of this Agreement, however:

4.4.1.	If the failure to achieve any milestone (other than the license issue fee per Section 3.1.1) within the timeframes specified is due to causes that are beyond the reasonable control of LICENSEE (e.g., regulatory action or delay, delay in availability of information, in each case, provided that LICENSEE has conducted the relevant activities in a reasonable manner), notwithstanding LICENSEE’s reasonable, good faith efforts to achieve those milestones, then LICENSEE will not be deemed in default or breach of this Agreement and the timeframe for achieving those milestones will be deemed automatically extended by the time of the delay reasonably attributable to the causes that were beyond LICENSEE’s control as long as LICENSEE diligently and continuously pursues the achievement of such milestones.

4.4.2.	All other milestones (other than the license issue fee per Section 3.1.1) are subject to a reasonable extension of time with notice.

4.4.3.	Such notice as required by Section 4.4.2 shall be provided per Section 12 sixty (60) days prior to the date by which the milestone would otherwise be required and shall include an explanatory section along with a proposed date for completion.

4.4.4.	The proposed date for completion shall be added to the Agreement by amendment upon approval by UNIVERSITY, provided that such approval shall not be unreasonably withheld.

4.5.	DEVELOPMENT MILESTONES. The Parties agree to the following milestones and payments. For the avoidance of doubt, if the same milestone is achieved by a Sublicensee, then UNIVERSITY shall share in any payments LICENSEE receives from a Sublicensee according to Section 2.4 above, and the following milestones and payments will not be due. If a regulatory agency such as the FDA, European Medicines Agency, or equivalent, determines that a certain milestone is not necessary for continued development and/or marketing of a Licensed Product and/or Licensed Process, it shall be as if the milestone was met. The following milestone payments shall not be creditable towards any other monies UNIVERSITY is due from LICENSEE, including but not limited to payment of past patent costs, payment of future patent costs, royalty payments, and royalty payments associated with a Sublicensee’s sale of any Licensed Product(s) and/or Licensed Process(es):

4.5.1.	Within thirty (30) days of the first commercial sale of approved Licensed Product, LICENSEE shall pay UNIVERSITY a one-time amount of five thousand dollars ($5,000);

4.5.2.	Within thirty (30) days of commercial sales of approved Licensed Product resulting in cumulative Net Sales of Licensed Product of at least five hundred thousand dollars ($500,000), LICENSEE shall pay UNIVERSITY a one-time amount of fifty thousand dollars ($50,000).

However, if a regulatory agency, such as the FDA, European Medicines Agency, or equivalent determines that a certain milestone is not necessary for continued development and/or marketing of a Licensed Product and/or Licensed Process, it shall be as if the milestone was met.

5.	TERM

The term of this Agreement shall commence on the Effective Date and shall remain in effect until the latest of: i) all issued patents and filed patent applications within the Patent Rights have expired or have been abandoned and/or no royalties are due pursuant to Section 3 (Royalties and Other Consideration); ii) any regulatory exclusivity has expired; or iii) twenty (20) years from the first commercial sale of Licensed Product and/or Licensed Process; all on a jurisdiction-by-jurisdiction basis, unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 13.1 (Termination).

6.	COMPLIANCE WITH LAWS

6.1.	COMPLIANCE WITH APPLICABLE LAWS. LICENSEE shall at all times during the term of this Agreement, and for so long as it shall use the Patent Rights and/or Technology, comply with all laws that may control the import, export, manufacture, use, and other commercial exploitation of the Patent Rights and/or Technology or any other activity undertaken pursuant to this Agreement.

6.2.	EXPORT CONTROL REGULATIONS. It is understood that UNIVERSITY and LICENSEE are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UNIVERSITY neither represents that a license shall or shall not be required nor that, if required, it shall be issued. LICENSEE represents and warrants that it will comply with, and will cause its Sublicensees and Affiliates to comply with all United States export control laws, rules, and regulations. LICENSEE is solely responsible for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and it will indemnify, defend and hold UNIVERSITY harmless for the consequences of any such violation.

7.	PATENT PROTECTION

7.1.	LICENSEE shall pay for one hundred percent (100%) of the costs associated with patent preparation, prosecution, and maintenance after the Effective Date, including all interferences, reissues, re-examinations, oppositions, and requests for patent term extensions. LICENSEE shall reimburse UNIVERSITY one hundred percent (100%) of third party expenses incurred by and paid for by UNIVERSITY in seeking and securing the Patent Rights prior to the Effective Date, according to the schedule set forth in Appendix B.

7.2.	Subject to UNIVERSITY’s authority, LICENSEE, during the term of this Agreement, is responsible for the prosecution, maintenance, and enforcement of the Patent Rights in UNIVERSITY’s name, for UNIVERSITY’s benefit, whereby LICENSEE: (a) shall keep UNIVERSITY informed in writing of all material actions taken in this regard via copying OTTPatents@miami.edu to permit UNIVERSITY an opportunity to review and comment thereon; (b) shall consider in good faith, take into account, and implement the reasonable comments made by UNIVERSITY; (c) shall not add inventors who do not have an obligation to assign their ownership interest to UNIVERSITY to any patent or patent application among the Patent Rights without the permission of UNIVERSITY; (d) shall not abandon prosecution of any pending patent applications or fail to maintain issued patents without providing UNIVERSITY the opportunity to assume control of prosecution and maintenance of the Patent Rights as provided below; and (e) shall notify UNIVERSITY no less than forty-five (45) days where reasonably practical prior to any deadline for action set forth by the applicable patent office (“Patent Office”) and promptly if not reasonably practical. In the event LICENSEE desires to abandon prosecution or maintenance of any Patent Rights filed in a particular jurisdiction, LICENSEE shall provide UNIVERSITY with no less than sixty (60) days written notice prior to the Patent Office deadline for action in which LICENSEE shall document: (i) the patent/patent application number; (ii) the patent/patent application title; (iii) the jurisdiction in which such patent/patent application is issued/pending. Unless otherwise agreed to by the Parties, upon UNIVERSITY’s receipt of such written notice, any and all rights granted to LICENSEE by UNIVERSITY to said patent/patent application in said jurisdiction shall promptly terminate. For clarity, upon such termination of rights under such patent/patent application, UNIVERSITY shall be free to license, sell, assign, dispose of, and/or take any other action with respect to the rights to said patent/patent application at its sole and absolute discretion and with no obligation to LICENSEE. UNIVERSITY shall provide to LICENSEE reasonable assistance in the prosecution, maintenance, and enforcement of the Patent Rights, at LICENSEE’s request and expense.

7.3.	It shall be the responsibility of LICENSEE to keep UNIVERSITY fully apprised of the “small entity” status of LICENSEE and all Sublicensees and Affiliates with respect to the United States patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UNIVERSITY of any changes in such status, within thirty (30) days of any such change.

7.4.	Upon learning of any infringement of Patent Rights by third parties in any jurisdiction, LICENSEE and UNIVERSITY will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. LICENSEE, at its own expense, shall have the first right to enforce any patent within the Patent Rights against any infringement or alleged infringement thereof, and shall at all times keep UNIVERSITY informed as to the status thereof. Before LICENSEE commences any action with respect to any infringement of the Patent Rights, LICENSEE shall confer with UNIVERSITY and take into consideration the views of UNIVERSITY with respect to such action. If LICENSEE brings suit against an alleged infringer and UNIVERSITY is a necessary party to such suit, UNIVERSITY may agree, at UNIVERSITY’s sole discretion, to be named in such suit at LICENSEE’s expense. In any event, no settlement, consent, judgment, or other voluntary final disposition of the suit that would materially or adversely affect the interests of UNIVERSITY may be entered into without the consent of UNIVERSITY, such consent not to be unreasonably withheld or delayed. In the event LICENSEE does not take steps to stop the infringement within ninety (90) days after notice of same by either Party, UNIVERSITY shall have the right to take whatever steps it deems necessary to stop the infringement at its expense and recover damages therefore, and will be entitled to retain all damages so recovered. Each Party shall provide to the Party enforcing any Patent Rights reasonable assistance in such enforcement, at such enforcing Party’s request and expense.

8.	INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1.	INDEMNIFICATION

8.1.1.	LICENSEE will defend, indemnify, and hold harmless UNIVERSITY, its trustees, officers, faculty, employees, and students (“UNIVERSITY Indemnitees”) against any and all losses, expenses, claims, actions, lawsuits, and judgments thereon (including attorney’s fees through the appellate levels) (collectively “Liabilities”) which may be brought against UNIVERSITY Indemnitees by third parties as a result of or arising out of: (i) any negligent act or omission of LICENSEE, its Sublicensees or Affiliates, or its or their agents or employees; (ii) any breach of this Agreement; or (ii) the use, production, manufacture, sale, lease, consumption, or advertisement of any Licensed Product(s) and/or Licensed Process(es) by LICENSEE, its Sublicensees or Affiliates or its or their agents or employees; provided, however, LICENSEE shall not defend, indemnify, or hold harmless any UNIVERSITY Indemnitee from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the willful negligent acts or omissions of such UNIVERSITY Indemnitee.

8.1.2.	LICENSEE will defend, indemnify, and hold harmless UNIVERSITY Indemnitees against any and all judgments and damages arising from any and all third party claims of infringement that may be asserted against UNIVERSITY Indemnitees because of the manufacture, use, promotion, and sale of Licensed Product(s) and/or Licensed Process(es). LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims. LICENSEE agrees to provide attorneys which shall be approved by UNIVERSITY Indemnitees at their sole and reasonable discretion to defend against any actions brought or filed against any UNIVERSITY Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any UNIVERSITY Indemnitee shall have the right to retain its own counsel, at the reasonable expense of LICENSEE, if representation of such UNIVERSITY Indemnitee by counsel retained by LICENSEE would be inappropriate because of conflict of interests or otherwise. LICENSEE agrees to keep UNIVERSITY informed of the progress in the defense and disposition of such claim, and to consult with and obtain the approval of UNIVERSITY prior to any proposed settlement.

8.1.3.	UNIVERSITY will defend, indemnify, and hold harmless LICENSEE and its Affiliates (“LICENSEE Indemnitees”) against any and all Liabilities which may be brought against LICENSEE Indemnitees by third parties as a result of or arising out of any negligent act or omission of UNIVERSITY or Affiliates, or its or their agents or employees; provided, however, UNIVERSITY shall not defend, indemnify, or hold harmless any LICENSEE Indemnitee from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the acts or omissions of such LICENSEE Indemnitee.

8.2.	LIMITATION OF LIABILITY.

8.2.1.	UNIVERSITY shall have no liability to LICENSEE for any loss or damages LICENSEE may incur as a result of the invalidity of UNIVERSITY’s Patent Rights.

8.2.2.	Neither Party shall have responsibility with respect to the other Party’s own trademarks and trade name, and the other Party with respect to the use thereof will defend, indemnify, and hold harmless the Party against any and all third-party claims.

8.2.3.	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, LOST PROFIT, EXPECTATION, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE. EACH PARTY’S TOTAL LIABILITY FOR ANY AND ALL CLAIMS OR ACTIONS ARISING FROM OR RELATED TO THIS AGREEMENT WILL IN NO EVENT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO UNIVERSITY.

8.3.	DISCLAIMER OF WARRANTIES. UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY TECHNOLOGY, PATENT RIGHTS, LICENSED PRODUCT OR LICENSED PROCESS, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF SUCH TECHNOLOGY, PATENT RIGHTS, LICENSED PRODUCT OR LICENSED PROCESS. UNIVERSITY PROVIDES LICENSEE THE RIGHTS GRANTED UNDER THIS AGREEMENT AS IS AND WITH ALL FAULTS, AND MAKES NO WARRANTY OR REPRESENTATION (A) REGARDING THE VALIDITY OR SCOPE OF THE TECHNOLOGY OR PATENT RIGHTS; (B) THAT EXPLOITATION OF THE TECHNOLOGY OR PATENT RIGHTS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; OR (C) THAT ANY THIRD PARTY IS NOT CURRENTLY INFRINGING OR WILL NOT INFRINGE THE PATENT RIGHTS.

9.	MARKING AND STANDARDS

9.1.	LICENSEE agrees to mark and have its Sublicensees mark any and all Licensed Products (or their containers or labels) that are made, sold, or otherwise disposed of by LICENSEE or Sublicensees under the license granted in this Agreement, in accordance with and to the extent required by the applicable patent marking statute; provided that LICENSEE does not need to mark Licensed Products (or their containers or labels) if such Licensed Products are used solely for LICENSEE’s own internal research purposes and/or used for validation studies on LICENSEE’s behalf.

9.2.	LICENSEE shall act in good faith to maintain satisfactory standards with respect to the nature of the Licensed Product(s) and/or Licensed Process(es) manufactured and/or sold by LICENSEE. LICENSEE shall act in good faith to ensure that all Licensed Products and/or Licensed Processes manufactured and/or sold by it shall be of a quality which is appropriate for products or processes of the type here involved. LICENSEE agrees that similar provisions shall be included by Sublicenses of all tiers.

10.	ASSIGNMENT

10.1.	PERMITTED ASSIGNMENT. LICENSEE may assign or delegate its rights or obligations under this Agreement only under the following circumstances:

10.1.1.	by providing UNIVERSITY with written notice of the proposed assignment, including the proposed assignee’s contact information, at least thirty (30) days prior to the date of assignment, and obtaining UNIVERSITY’s express written consent to the proposed assignment, which consent shall not be unreasonably withheld; or

10.1.2.	as part of a sale or change of control, regardless of whether such a sale or change of control occurs by operation of law or through an asset sale, stock sale, merger or other combination, or any other transfer of: (i) LICENSEE’s entire business; or (ii) that part of LICENSEE’s business that exercises all rights granted under this Agreement. Notwithstanding the foregoing, any assignment to an Excluded Entity is strictly prohibited.

10.2.	CONDITIONS OF ASSIGNMENT. Prior to any assignment (excluding an assignment by operation of law), (a) the proposed assignee must agree in writing to UNIVERSITY to be bound by this Agreement, and (b) LICENSEE must pay UNIVERSITY an assignment fee in the amount of thirty-five thousand dollars ($35,000) due within thirty (30) days of assignment agreement execution.

10.3.	DESIGNATED ASSIGNMENT. Within twelve (12) months of the Effective Date, LICENSEE may, at LICENSEE’S option, assign the whole of this Agreement to NEWCO with notice as required by Section 10.1.1. However, such Designated Assignment shall be made without requiring the fee as described in Section 10.2.

10.4.	ANY OTHER ASSIGNMENT BY LICENSEE. Any attempt by LICENSEE to assign this Agreement that fails to comply with this Section 10 will be null and void.

10.5.	SUCCESSORS AND ASSIGNS. This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of UNIVERSITY and LICENSEE.

11.	CONFIDENTIALITY

11.1.	CONFIDENTIAL INFORMATION. From time to time during the term of this Agreement, a Party, the “Disclosing Party”, may disclose or make available to the other Party, the “Receiving Party”, information about its business affairs, confidential intellectual property, trade secrets, know-how, copyrights, trademarks, designs, data, algorithms, code, patent applications, and oral communications relating to the Patent Rights and/or Technology, third party confidential information and other sensitive or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure, and as established by documentary evidence:

11.1.1.	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 11 by the Receiving Party or any of its employees, agents, or representatives;

11.1.2.	is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

11.1.3.	was known by or in the possession of the Receiving Party or its employees, agents, or representatives prior to being disclosed by or on behalf of the Disclosing Party; or

11.1.4.	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

11.2.	RECEIVING PARTY OBLIGATIONS. The Receiving Party shall:

11.2.1.	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

11.2.2.	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

11.2.3.	not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s employees, agents, or representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement and who are bound by written obligations of confidentiality and restrictions on use that cover such Confidential Information and are at least as stringent as those set forth in this Agreement.

11.3.	COURT OR GOVERNMENT ORDER. Notwithstanding anything in this Agreement to the contrary, Receiving Party and representatives shall promptly return to the Disclosing Party all copies, whether in written, electronic, or other form or media, of the Disclosing Party’s Confidential Information. Receiving Party may make disclosures of Confidential Information of the Disclosing Party to the extent required to be disclosed pursuant to applicable federal, state, or local law or a valid order issued by a court or governmental agency of competent jurisdiction; provided, that (a) the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to disclosure, (b) the Receiving Party reasonably cooperates with the Disclosing Party’s efforts to limit the scope of the information to be provided or to obtain an order protecting the information from public disclosure, and (c) the Receiving Party discloses only that portion of the Confidential Information that is legally required to be disclosed.

11.4.	RETURN OF CONFIDENTIAL INFORMATION. Upon expiration or termination of the Agreement, at the Disclosing Party’s written request, the Receiving Party and its employees, agents, or representatives shall return Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed.

11.5.	REMEDIES. The Receiving Party shall be responsible for any breach of this Section 11 caused by any of its employees, agents, or representatives. The Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party to prevent the breach or threatened breach of this Section 11 and to secure its enforcement, in addition to all other remedies available at law.

11.6.	UNIVERSITY acknowledges that LICENSEE is a public company and may be legally required to disclose information related to this Agreement, including filing a copy of this Agreement with the Securities and Exchange Commission. In such instances, LICENSEE agrees to provide UNIVERSITY with advanced notice prior to making such required disclosure of information.

12.	NOTICE. Any notice, payment, report, or other correspondence (hereinafter collectively referred to as “Correspondence”) required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand or via email to the Party to whom such Correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such Correspondence shall be deemed to have been given when received by the Party to whom such Correspondence is given, as evidenced by written and dated receipt of the receiving Party.

All Correspondence to LICENSEE shall be addressed as follows:

Chief Financial Officer

Provectus Biopharmaceuticals, Inc.

800 S. Gay Street, Suite 1610

Knoxville, TN 37929

invoices@provectusbio.com

All Correspondence to UNIVERSITY shall be addressed, in duplicate, as follows: FOR NOTICE AND PAYMENT:

Director

Office of Technology Transfer

University of Miami

1951 NW 7th Avenue, Suite 300

Miami, FL 33136

Email: techtransfer@med.miami.edu

WITH A COPY FOR NOTICE TO:

Office of the General Counsel

University of Miami

1320 South Dixie Highway, Suite 1250

Gables One Tower

Coral Gables, FL 33146

Either Party may change the address to which Correspondence to it is to be addressed by notification as provided herein.

13.	MISCELLANEOUS PROVISIONS

13.1.	TERMINATION.

13.1.1.	LICENSEE shall have the right to terminate this Agreement upon ninety (90) days prior written notice to UNIVERSITY.

13.1.2.	UNIVERSITY and LICENSEE shall have the right to terminate this Agreement if the other Party commits a material breach of an obligation under this Agreement and fails to cure any such breach within thirty (30) days of receipt of written notice from the non- breaching Party. A material breach shall include but not be limited to the following: (i) failure to deliver to UNIVERSITY any payment at the time such payment is due under this Agreement, (ii) failure to meet or achieve the milestone schedule (subject to the terms and conditions of Sec. 4.4), (iii) failure to possess and maintain required insurance coverage, and (iv) delivery of a false report to UNIVERSITY. Such termination shall be effective upon further written notice to the breaching Party after failure by the breaching Party to cure.

13.1.3.	The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Licensed Product(s) and/or Licensed Process(es). UNIVERSITY may terminate this Agreement upon notice to LICENSEE if LICENSEE becomes insolvent, is adjudged bankrupt, applies for judicial or extra- judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if LICENSEE becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.1.4.	UNIVERSITY may terminate this Agreement immediately if LICENSEE or any of its Sublicensees or Affiliates directly or indirectly initiates or prosecutes any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency, or governmental entity anywhere in the world challenging the validity or enforceability of the Patent Rights licensed to it under this Agreement by UNIVERSITY.

13.1.5.	The Parties agree that breach of terms of this Agreement would immediately and irreparably damage the other Party in a way not capable of being fully compensated by monetary damages and accordingly, each Party is entitled to seek injunctive relief in addition to such other relief to which it may be entitled at law or in equity.

13.1.6.	Upon termination of this Agreement for any reason, LICENSEE shall promptly pay to UNIVERSITY any amounts accrued as of the effective date of such termination. Any termination of this Agreement shall be without prejudice to UNIVERSITY’s right to recover all amounts accruing to UNIVERSITY prior to such the effective date termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any intellectual property rights which are the subject matter of this Agreement, including Technology, nor have the right to recover any royalties paid to UNIVERSITY hereunder. Upon termination, LICENSEE shall have the right to dispose of Licensed Product(s) then in its possession and to complete existing contracts for such Licensed Product(s), so long as contracts are completed within six (6) months from the date of termination, subject to the payment of royalties to UNIVERSITY as provided in Section 3. LICENSEE agrees to destroy progeny and derivatives thereof remaining in LICENSEE’s possession after six (6) months from the date of termination. Failure to terminate on any basis shall not prejudice or impact UNIVERSITY’s rights and ability to subsequently terminate for the same or a related basis. For the avoidance of doubt, upon termination of this Agreement for any reason, LICENSEE shall not be liable to UNIVERSITY as a result of any failure to complete a diligence milestone, including but not limited to the diligence milestone related to the formation of NEWCO.

13.1.7.	In addition, upon termination of this Agreement, with respect to (i) all know-how, technical information, and data developed by LICENSEE that is not subject to Section 1.6 (“LICENSEE Technical Information”) during the term of this Agreement, and before its termination, to the extent that such LICENSEE Technical Information is related to LICENSEE’s efforts to develop Licensed Product(s) and/or Licensed Process(es), UNIVERSITY will have the right to use such LICENSEE Technical Information for any purpose whatsoever, including the right to transfer and/or license or sublicense it to future licensees, and LICENSEE will provide UNIVERSITY (and/or its future licensees) access to any regulatory information filed or authorized by LICENSEE with any United States or foreign government agency with respect to such Licensed Product(s) and/or Licensed Process(es), and with respect to (ii) all patent applications and patents filed or obtained by LICENSEE that are not subject to Section 1.6, related to any addition to, development, modification, and/or improvement of, Licensed Product(s) and/or Licensed Process(es) (“LICENSEE Patent”), LICENSEE hereby grants UNIVERSITY a royalty-free, worldwide, non-exclusive, transferrable, and sublicensable license to make, use, and sell products under such LICENSEE Patent. LICENSEE agrees, upon request, to enter into good faith negotiations with UNIVERSITY or UNIVERSITY’s future licensees, for the purpose of granting exclusive licensing rights (subject to pre- existing licenses) to the LICENSEE Patent in a timely fashion and under commercially reasonable terms.

13.2.	INSURANCE.

13.2.1.	Prior to the commencement of clinical trials for the first Licensed Product or Licensed Process, LICENSEE must maintain commercial general liability insurance in the amounts of not less than one million dollars ($1,000,000) per incident and one million dollars ($1,000,000) annual aggregate. After the commencement of the first clinical trial for said Licensed Product or Licensed Process but prior to the first commercial sale of said Licensed Product or Licensed Process, LICENSEE must maintain commercial general liability insurance in the amount of not less than one million dollars ($1,000,000) per incident, and clinical trials liability insurance in the amount of not less than three million dollars ($3,000,000). After the first commercial sale of said Licensed Product or Licensed Process, LICENSEE must maintain commercial general liability insurance in the amounts of not less than three million dollars ($3,000,000) per incident and five million dollars ($5,000,000) annual aggregate. Immediately prior to the commencement of the first clinical trial for said Licensed Product or Licensed Process, UNIVERSITY, its employees and agents, will be named as additional insured. After the first commercial sale of said Licensed Product or Licensed Process, LICENSEE shall maintain products liability/completed operations and clinical trials insurance coverage in the amount of ten million dollars ($10,000,000).

13.2.2.	LICENSEE shall not cancel such insurance without thirty (30) days prior notice to UNIVERSITY. Such cancellation shall be cause for termination.

13.3.	USE OF NAME. The Parties shall not, without the prior written consent and approval of the other Party, use any name, trade name, trademark, or other designation of the other Party, or any of its trustees, faculty, students, employees or departments, or any adaptation thereof (including contraction, abbreviation, or simulation) in any publication, including advertising, promotional or sales literature, or any other activities or context.
13.4.	GOVERNING LAW; VENUE AND DISPUTE RESOLUTION.

13.4.1.	This Agreement shall be considered as having been entered into in the State of Delaware, United States of America, and shall be construed and interpreted in accordance with the laws of the State of Delaware.

13.4.2.

If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If the dispute remains unresolved forty-five (45) days after the first meeting for the purpose of dispute resolution, then each Party shall have the right to pursue other remedies legally available to resolve the dispute.

13.5.	CAPTIONS. The captions and section headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

13.6.	SEVERABILITY. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

13.7.	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8.	SURVIVAL.

13.8.1.	The provisions of Sections relating to Definitions, Indemnification and Limitation of Liability, Confidentiality, Notice, Miscellaneous Provisions, and the Equity Agreement (Appendix C) shall survive the termination or expiration of this Agreement and shall remain in full force and effect termination or expiration of this Agreement.

13.8.2.	The provisions of this Agreement that do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the Parties hereto with regard to any dispute, controversy, or claim which may arise under, out of, in connection with, or relating to this Agreement.

13.8.3.	Sublicenses in good standing shall survive termination of this Agreement as a direct license from UNIVERSITY, provided that Sublicensees assume the obligations set forth in this Agreement.

13.9.	AMENDMENT. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of each Party. LICENSEE will provide UNIVERSITY with draft amendment documents including but not limited to financing closing documents, and merger and acquisition agreements at least two weeks in advance of the proposed closing or effective date of the transaction for UNIVERSITY to review and execute the necessary documents.

13.10.	NON-WAIVER. No failure or delay on the part of a Party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing, and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

13.11.	INDEPENDENT CONTRACTOR RELATIONSHIP. This Agreement is not intended to create nor shall be construed to create any relationship between LICENSEE and UNIVERSITY other than that of independent entities contracting for the purpose of effecting provisions of this Agreement. It is further expressly agreed that no work, act, commission, or omission of any Party, its agents, servants, or employees, pursuant to the terms and conditions of this Agreement, shall be construed to make or render any Party, its agents, servants, or employees, an agent, servant, representative, or employee of, or joint venturer with, the other Party. Neither Party shall have any right to bind or obligate the other Party in any way nor shall it represent that it has any right to do so.

13.12.	REPRESENTATION BY COUNSEL. Each Party acknowledges that it has had the opportunity to be represented by counsel of such Party’s choice with respect to this Agreement. In view of the foregoing and notwithstanding any otherwise applicable principles of construction or interpretation, this Agreement shall be deemed to have been drafted jointly by the Parties and in the event of any ambiguity, shall not be construed or interpreted against the drafting Party.

13.13.	NO THIRD PARTY BENEFICIARIES. No third persons or entities are intended to be or are third party beneficiaries of or under this Agreement, including, without limitation, Sublicensees and Affiliates. Nothing in this Agreement shall be construed to create any liability on the part of the Parties or their respective directors, officers, shareholders, employees or agents, as the case may be, to any such third parties for any act or failure to act of any Party hereto.

13.14	CONFLICTS. LICENSEE understands and agrees that UNIVERSITY personnel who are engaged by LICENSEE, whether as consultants, employees, or otherwise, or who possess a material financial interest in LICENSEE, are subject to UNIVERSITY’s rule regarding outside activities and financial interests set forth in the University of Miami Faculty Manual and Intellectual Property Policy. Any term or condition of an agreement between LICENSEE and such UNIVERSITY personnel which seeks to vary or override such personnel’s obligations to UNIVERSITY may not be enforced against such personnel or UNIVERSITY without the express written consent of an individual authorized to vary or waive such obligations on behalf of UNIVERSITY. Furthermore, should an interest of LICENSEE conflict with the interest of UNIVERSITY, UNIVERSITY personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by UNIVERSITY.

13.15	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both Parties hereto.

13.16	FORCE MAJEURE. Neither Party shall be held responsible for any delay of failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing Party. The affected Party will notify the other Party in writing within ten (10) days after the beginning of any such cause that would affect its performance. Notwithstanding, if a Party’s performance is delayed for a period exceeding thirty (30) days from the date the other Party receives notice under this paragraph, the non-affected Party will have the right, without any liability to the other Party, to terminate this agreement.

13.17	TAX-EXEMPT STATUS. LICENSEE acknowledges that UNIVERSITY, as a not-for-profit institution of the State of Florida, holds the status of an exempt organization under the Internal Revenue Code of 1986, as amended. LICENSEE also acknowledges that certain facilities in which the Patent Rights and/or Technology were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if UNIVERSITY reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of UNIVERSITY or the bonds used to finance UNIVERSITY facilities, the relevant term is invalid and the Parties shall modify the term accordingly.

13.18	No Outstanding or Known Future Claims/Causes of Action. Each Party affirms that it has not filed with any governmental agency or court any type of action or report against the other Party, and currently knows of no existing act or omission that may constitute a claim or liability against the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized and to be made effective as of the Effective Date.

/s/ Heather Raines	3/21/2024	/s/ Kenyon, Norma Sue, Ph.D,	3/18/2024
Signature	Date	Signature	Date

CFO	Vice Provost for Innovation
Printed Title	Printed Title

APPENDIX A

TECHNOLOGIES/INTELLECTUAL PROPERTY

To include Patents:

●	UM Case No. UMIP-482 “Photodynamic Antimicrobial Therapy device, photosensitizer solutions and methods to treat keratitis”

○	The subject of Patent Application No. US17/915,971, “Photodynamic antimicrobial therapy device” currently pending before the United States Patent and Trademark Office.

●	UM Case No. UMIP-525 “Dosimeter for Rose Bengal Photodynamic Antimicrobial Therapy (RB-PDAT) for treatment of infectious keratitis”

○	The subject of Patent Application No. US17/925,969, “Dosimetry system for photodynamic antimicrobial therapy device of infectious keratitis” currently pending before the United States Patent and Trademark Office.

APPENDIX B

SUMMARY OF CURRENT OUTSTANDING PATENT COSTS

UM Technology Number	Current Estimated Outstanding Balance	Payment terms: Outstanding patent
UMIP-482 “Photodynamic Antimicrobial Therapy device, photosensitizer solutions and methods to treat keratitis”	N/A	All Future
UMIP-525 “Dosimeter for Rose Bengal Photodynamic Antimicrobial Therapy (RB- PDAT) for treatment of infectious keratitis”	N/A	All Future

APPENDIX C

EQUITY AGREEMENT

The Equity Agreement assumes NEWCO is a corporation. If NEWCO is a limited liability company, any references to shares/stock shall mean units/membership interests.

PARTIES:	University of Miami (“UNIVERSITY”)

________________(“NEWCO”)

EFFECTIVE DATE:	as of the last dated signature below

RECITALS:

A.	UNIVERSITY and PROVECTUS Biopharmaceuticals, Inc. (“LICENSEE”) have entered into a License Agreement, concerning, among other things, the license of certain technology to LICENSEE and the issuance of certain shares of NEWCO with certain rights and restrictions (as amended from time to time in accordance with its terms, “License Agreement”).

B.	UNIVERSITY is the holder of NEWCO common shares issued to it pursuant to the terms of the License Agreement (“UNIVERSITY Shares”).

C.	UNIVERSITY, as the holder of UNIVERSITY Shares, enters into this Equity Agreement (“Agreement”) pursuant to the License Agreement.

D.	This Agreement applies to NEWCO and its securities, and nothing in this Agreement shall be construed to apply to LICENSEE’s securities or otherwise obligate LICENSEE in any manner.

1.	DEFINITIONS

1.1.	“Register,” “registered,” and “registration” means a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement.

1.2.	“Registrable Securities” means the UNIVERSITY Shares, provided, however, that Registrable Securities shall not include any UNIVERSITY Shares which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144 of the Securities Act, or which have been sold in a private transaction in which the UNIVERSITY’s rights under this Agreement are not assigned.

1.3.	“Registration Expenses” means all expenses incurred by NEWCO in complying with its obligations to register securities hereunder, including without limitation all registration and filing fees, printing expenses, fees and disbursements of counsel for NEWCO, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses.

1.4.	“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any act, rules or regulations which replace the Securities Act or any such rules and regulations.

1.5.	“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of NEWCO common stock held by holders of the securities so registered and all fees and disbursements of counsel for the holders thereof (other than fees and disbursements of counsel included in Registration Expenses).

2.	ISSUANCE OF SHARES TO UNIVERSITY

2.1	As partial consideration for the license granted pursuant to this Agreement, NEWCO shall issue to UNIVERSITY that number of shares of common stock of NEWCO equal to five percent (5%) of the total number of NEWCO issued and outstanding shares of NEWCO as of the Effective Date (the “Shares”). If at any time after the Effective Date and before NEWCO receives a total of two million dollars ($2,000,000.00) in cash proceeds from parties unaffiliated with NEWCO (“Qualified Investment”), LICENSEE issues any (a) shares of NEWCO’s common stock or (b) securities that are convertible into or exercisable for shares of NEWCO’s common stock, then in such event NEWCO shall issue additional shares of common stock to UNIVERSITY such that immediately after such issuance to UNIVERSITY the total number of shares of common stock issued to UNIVERSITY under this Section 2.1 remains and constitutes five percent (5%) of the total number of issued and outstanding capital stock of NEWCO calculated on a fully diluted basis.

2.2	All Shares shall be fully-paid and non-assessable upon their issuance to UNIVERSITY. UNIVERSITY’s execution of this Agreement and the License Agreements shall be deemed full consideration for the issuance of the Shares, and no additional consideration for such Shares shall be due from UNIVERSITY. No Shares shall be subject to any restrictions on their transfer other than the restrictions specified in this Agreement.

2.3	If UNIVERSITY owns five percent (5%) or less of the outstanding shares of common stock of NEWCO, or will own five percent (5%) or less of the outstanding shares of common stock of NEWCO as a result of an initial public offering by NEWCO, UNIVERSITY’s shares will not be subject to any lock-up requirement or other restriction on selling such shares, other than as required by law, in connection with the initial public offering or any public offering by NEWCO thereafter.

2.4	On the Effective Date, in addition to the certificates evidencing the Shares, LICENSEE shall deliver to UNIVERSITY the following:

a certificate from NEWCO, dated as of the Effective Date and signed by the secretary or an assistant secretary of NEWCO, certifying that the attached copies of the certificate of incorporation, bylaws of NEWCO, and resolutions of the board of directors of NEWCO approving this Agreement and the transactions contemplated thereby, are all true, complete, and correct and that such resolutions remain unamended and in full force and effect.

3.	OBSERVATION RIGHTS

UNIVERSITY shall be given the same notice of meetings of the board of directors of NEWCO as each member of such board of directors, and a designee of UNIVERSITY shall have the right to observe and participate in all meetings of NEWCO’s board of directors. UNIVERSITY shall designate a representative to receive notice of and participate in such meetings. UNIVERSITY designee shall agree to appropriate confidentiality and behave in a business- like manner at all board meetings.

4.	AFFILIATED PARTY TRANSACTIONS

Until the completion of a Qualified Investment, NEWCO shall not enter into any transaction with any Affiliate, except for those set forth herein; and all such transactions shall be on arms- length terms. NEWCO shall not enter into any transactions with any Affiliates which are not on arms-length terms. NEWCO will not issue any securities to any Affiliate of NEWCO as of the date hereof which have any rights superior to those of NEWCO’s common stock.

5.	ACCESS

5.1.	While UNIVERSITY Shares are held by UNIVERSITY or UNIVERSITY designee, UNIVERSITY or UNIVERSITY designee shall be entitled to all notices of shareholder meetings, to receive all information sent to shareholders generally and UNIVERSITY or UNIVERSITY designee shall be entitled to participate in all shareholder meetings. All shares issued pursuant to this Agreement shall have the same voting rights as the other NEWCO common stock shares.

5.2.	Upon request by UNIVERSITY, NEWCO shall promptly provide to UNIVERSITY NEWCO books, records, tax returns, personnel files, and state and federal correspondence where such request shall be limited to four times per year. NEWCO shall make its officers, directors, and personnel available to discuss the affairs, finances, and business of NEWCO upon request where such request shall be limited to four times per year upon reasonable notice.

6.	FINANCIAL STATEMENTS

NEWCO will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied. NEWCO will furnish to UNIVERSITY, as soon as practicable after the end of each fiscal year of NEWCO, and in any event within ninety (90) days thereafter: a balance sheet of NEWCO, as of the end of such fiscal year and a statement of income and a statement of cash flows of NEWCO for such year, each prepared in accordance with generally accepted accounting principles consistently applied. After the completion of a Qualified Investment, such financial statements shall be accompanied by a review report thereon by independent public accountants of national or regional standing.

7.	PREEMPTIVE RIGHTS

7.1.	In addition to its other rights under this Agreement, UNIVERSITY shall have a preemptive right to acquire such Shares or other equity securities that may be issued from time to time by NEWCO while UNIVERSITY remains the owner of any such equity securities. Such preemptive right shall apply with respect to all equity securities issued by NEWCO after the Effective Date, whether such additional equity securities constitute a part of the equity securities presently or subsequently authorized or constitute equity securities held in the treasury of NEWCO, and regardless of whether such equity securities are to be issued for cash, property (other than cash), or services. Such preemptive right shall not apply to (i) equity securities issued pursuant to the acquisition of another corporation or business entity by NEWCO or one or more of its wholly owned subsidiaries by merger, consolidation, share exchange, purchase of substantially all the assets or other reorganization whereby the shareholders of NEWCO immediately prior to the transaction owns in the aggregate more than fifty percent (50%) of the voting power of NEWCO or other surviving entity after the transaction; (ii) equity securities issued to employees, consultants or directors of NEWCO pursuant to any incentive agreement or arrangement approved by the board of directors of NEWCO; (iii) equity securities issued pursuant to any stock dividend, stock split, combination or other reclassification by NEWCO of any of its capital stock; or (iv) equity securities issued in connection with real or personal property leases or loans or lines of credit from financial institutions.

7.2.	In furtherance of the preemptive rights hereby granted UNIVERSITY, NEWCO agrees to provide UNIVERSITY with not less than fifteen (15) days prior written notice (an “Equity Security Issuance Notice”) of its intent to issue any equity securities. Such notice should specify in reasonable detail the equity securities to be issued, including class, total number of shares, and the applicable rights and preferences associated therewith, including, if applicable, conversion rights into Shares, and the purchase price for the equity securities UNIVERSITY may purchase pursuant to its preemptive rights hereby granted. UNIVERSITY shall have the right to acquire equity securities of the type being issued in an amount equal to UNIVERSITY’s proportionate Share percentage of the aggregate equity securities of that type that are to be issued to all persons or entities pursuant to that issuance. The terms and conditions of UNIVERSITY’s exercise of its preemptive rights, including the consideration to be paid for such equity securities, shall be no less favorable to UNIVERSITY than the most favorable price, terms and conditions offered to any other shareholder or prospective shareholder with respect to the equity securities then being issued.

7.3.	In order to exercise UNIVERSITY’s preemptive rights, UNIVERSITY shall deliver written notice thereof to NEWCO within fifteen (15) days following its receipt of the Equity Securities Issuance Notice to which such exercise relates, accompanied by full payment of the purchase price for the equity securities to be purchased by UNIVERSITY in connection with the exercise of such preemptive rights. UNIVERSITY may, at its option, exercise such preemptive rights to some or all of the equity securities to which it has preemptive rights under this Section 7. In the event that any equity securities are to be issued by NEWCO in return for property (other than cash) or services, in calculating the purchase price of the equity securities with respect to which UNIVERSITY has preemptive rights pursuant to this Section 7, the purchase price for the equity securities to be issued in exchange for non-cash property or services shall be equal to the fair market value of such property or services as determined in good faith by the board of directors of NEWCO.

7.4.	NEWCO shall not issue any equity securities (including Shares) to any of the founders of NEWCO, Affiliates thereof, or Affiliates of NEWCO for less than the fair market value of that security. NEWCO shall have the burden of proving that the consideration to be paid for any such equity securities equals the fair market value of such equity securities issued.

8.	TAG-ALONG RIGHTS

If, at any time any of the shareholders (“Disposing Shareholders”) of NEWCO as of the date hereof propose to sell any of their shares of capital stock of NEWCO, then UNIVERSITY shall have the right to participate (“Tag-along Right”) in such sale with respect to UNIVERSITY Shares, on a pro rata basis for the same consideration per share and otherwise on the same terms as Disposing Shareholders; provided, however, that UNIVERSITY shall not be required to give any representation or warranty or make any covenant other than as to the enforceability of its agreement to sell securities and its ownership of securities being sold free and clear of liens, or be liable under such sale agreement for an amount in excess of its proceeds from such sale. NEWCO shall cause all of its shareholders as of the date of this Agreement to comply with the terms of this Section 8. If circumstances occur which give rise to the Tag-along Right, then Disposing Shareholders shall give written notice to UNIVERSITY, providing all terms and conditions of the proposed sale and advising UNIVERSITY of its Tag- along Right. Disposing Shareholders and NEWCO shall provide such information with respect thereto as UNIVERSITY requests and otherwise cooperate with UNIVERSITY to effectuate the spirit and intent of this Section 8. If any such terms or conditions change, another written notice shall be provided and the notice period shall commence anew. UNIVERSITY may exercise its Tag-along Right by written notice to NEWCO and Disposing Shareholders, within twenty (20) days of receipt of Disposing Shareholders’ notice, stating the number of shares that UNIVERSITY wishes to sell, up to the maximum permitted herein. If UNIVERSITY gives written notice indicating that it wishes to sell, it shall be obligated to sell that number of shares specified in its written acceptance notice upon the same terms and conditions as Disposing Shareholders are selling on the terms previously provided to UNIVERSITY. NEWCO shall ensure that no shareholder required to be bound by this Section shall transfer any shares without compliance with this Section 8.

9.	SECURITIES LAWS

UNIVERSITY represents and warrants to NEWCO that UNIVERSITY is acquiring NEWCO shares for UNIVERSITY’s own benefit and investment on UNIVERSITY’s behalf and not with a view to, or for sale in connection with, any distribution, except as provided in this Agreement. UNIVERSITY understands that NEWCO shares have not been registered under the Securities Act, but issued in reliance upon an exemption from registration, and that such exemption depends upon, among other things, the bona fide nature of the investment intent stated in this Agreement. UNIVERSITY agrees that UNIVERSITY will not transfer any NEWCO Shares unless the shares subsequently are registered under the Securities Act or unless an exemption from registration is otherwise available. UNIVERSITY understands that NEWCO is not obligated to register NEWCO shares until required by law and agrees that NEWCO shares may not be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an opinion of counsel acceptable to NEWCO that such registration is not required. UNIVERSITY understands that the certificate representing NEWCO shares will be imprinted with substantially the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT AND UNDER ANY APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE HOLDER (CONCURRED IN BY LEGAL COUNSEL FOR THE CORPORATION) THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER. THE STOCK TRANSFER AGENT HAS BEEN ORDERED TO EFFECTUATE TRANSFERS OF THIS CERTIFICATE ONLY IN ACCORDANCE WITH THE ABOVE INSTRUCTION. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN EQUITY AGREEMENT, DATED AS OF ____________, 20 .”

10.	EQUITY REGISTRATION RIGHTS

10.1.	Licensee Registrations; Co-Registration Rights. NEWCO shall notify UNIVERSITY in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of NEWCO (whether in connection with a public offering of securities by NEWCO, a public offering of securities by shareholders of NEWCO, or both, but excluding a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction on Form S-4, or a registration on any registration form that does not permit secondary sales) and will afford UNIVERSITY an opportunity to include in such registration statement all or part of such Registrable Securities held by UNIVERSITY as set forth herein. If UNIVERSITY desires to include in any such registration statement all or any part of the Registrable Securities, UNIVERSITY shall within fifteen (15) days after the above-described notice from NEWCO, so notify NEWCO in writing. If UNIVERSITY decides not to include all of its Registrable Securities in any registration statement thereafter filed by NEWCO, UNIVERSITY shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by NEWCO with respect to offerings of its securities, all upon the terms and conditions set forth herein.

10.2.	Underwritten Offerings. If the registration contemplated by this Agreement is for a registered public offering involving an underwriting, NEWCO shall so advise UNIVERSITY. In such event, the right of UNIVERSITY to registration pursuant to this Agreement will be conditioned on UNIVERSITY’s participation in such underwriting and the inclusion of the Registrable Securities in the underwriting to the extent provided herein. If UNIVERSITY proposes to distribute shares through such underwriting, it will (together with NEWCO and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by NEWCO. Notwithstanding any other provision of this Agreement, if the underwriter of the offering determines that marketing factors require a limitation on the number of shares to be sold for the account of security holders, NEWCO will be required to include in the relevant offering and registration under this Agreement only so many of such shares as the underwriter believes in good faith would not adversely affect the distribution of the securities to be offered and registered (the shares so included to be apportioned pro rata among all security holders to be included in the registration statement according to their respective holdings of shares). If UNIVERSITY disapproves of the terms of any such underwriting, UNIVERSITY may elect to withdraw therefrom by written notice to NEWCO and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

10.3.	Expenses. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification, or compliance hereunder shall be borne by NEWCO. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. Notwithstanding any other provision of this Agreement, the provisions of this Section 10 shall be deemed amended to incorporate and comply with the provisions of any applicable state securities laws, regulations, and administrative policies

10.4.	Procedures. Whenever required under this Agreement to effect the registration of any of the Registrable Securities, NEWCO will, as expeditiously as reasonably possible:

10.4.1.	prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective;

10.4.2.	prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement; provided, however, that at least ten (10) days before filing a registration statement, prospectus, or any amendments or supplements thereto, NEWCO will furnish to UNIVERSITY and one counsel chosen by UNIVERSITY (“Special Counsel”), copies of all such documents proposed to be filed, for the reasonable review and comment of UNIVERSITY and Special counsel where such review and comment shall be supplied within ten (10) days;

10.4.3.	furnish to UNIVERSITY with respect to whom Registrable Securities are included in such registration statement a prospectus and such other documents as UNIVERSITY reasonably may require to facilitate the disposition of such securities;

10.4.4.	notify the UNIVERSITY and Special Counsel:

10.4.4.1.	when any registration statement or post-effective amendment has become effective;

10.4.4.2.	of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information;

10.4.4.3.	of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose;

10.4.4.4.	of the receipt by NEWCO of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

10.4.4.5.	of the occurrence of any event that makes any statement made in such registration statement or related prospectus or any document incorporated by reference untrue in any material respect or that requires the making of any changes in a registration statement, prospectus or any such document so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

10.4.5.	use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as reasonably are appropriate for the distribution of the securities covered by such registration statement.

10.4.6.	Provided, however, that NEWCO will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any state or jurisdiction unless NEWCO is already subject to service in such jurisdiction and provided further that in connection with any proposed registration, NEWCO will in no event be obligated to cause any such registration to remain effective for more than the first to occur of the following:

10.4.6.1.	the second year anniversary of the date of effectiveness of such registration statement;

10.4.6.2.	such date as all of the Registrable Securities have been sold pursuant to the registration statement; or

10.4.6.3.	such date as all Registrable Securities may be sold pursuant to Rule 144 of the Securities Act.

10.5.	Standoff Agreement. If UNIVERSITY participates in the registration, and if so requested by NEWCO and an underwriter of securities of NEWCO, UNIVERSITY agrees that it will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any similar transaction with the same economic effect as a sale, any common stock or other securities of NEWCO held by UNIVERSITY other than pursuant to the registration statement during the length of the lock-up period required of all major shareholders by the underwriter; as demonstrated by the underwriter in writing or the 90-day period following and including the effective date of a registration statement; provided however, that UNIVERSITY’s agreement in this Section 10 will only apply (a) to the first two such registration statements of NEWCO including shares or securities to be sold on LICENSEE NEWCO’s behalf to the general public in an underwritten offering, (b) if all officers and directors of NEWCO enter into similar agreements in writing in a form satisfactory to NEWCO and such underwriter covering shares of the common stock (or other securities) owned by them and (c) to the extent to which other holders of NEWCO common stock are subject to this Section 10. NEWCO may impose stop transfer instructions with respect to the securities subject to the restriction in this Section 10 until the end of the lock-up period as described above or the ninety (90) day period, whichever is longer.

10.6.	Indemnification in Connection with Registration. If any of the Registrable Securities are registered, to the extent permitted by law, NEWCO will indemnify and hold harmless UNIVERSITY, any person who controls UNIVERSITY within the meaning of the Securities Act, any underwriter for a selling shareholder and any person who controls such underwriter within the meaning of the Securities Act (collectively with the underwriter, a “Participating Underwriter”) against any losses, claims, damages, or liabilities, joint or several, to which UNIVERSITY, controlling person or Participating Underwriter may be subject under the Securities Act or otherwise; and it will reimburse UNIVERSITY, each controlling person, and each Participating Underwriter for any legal or other expenses reasonably incurred by UNIVERSITY, controlling person, or Participating Underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action, insofar as such losses, claims, damages, or liabilities, joint or several (or actions in respect thereof), arise out of or are based upon any of the following statements omissions or violations (collectively or separately, a “Violation”): (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any such registration statement or any preliminary prospectus or final prospectus, or any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by NEWCO of the Securities Act, the Securities Exchange Act of 1934 (the “1934 Act”), any state securities law, or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; provided however, that NEWCO will not be liable in any case to the extent that any loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement, preliminary prospectus, final prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by UNIVERSITY for use in the preparation thereof and provided further, that if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, NEWCO shall not have any liability with respect thereto to (i) UNIVERSITY or controlling person, if UNIVERSITY or controlling person delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person or (ii) any Participating Underwriter, if such Participating Underwriter delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented to such person at or prior to the written confirmation of the sale to such person. The indemnity agreement contained in this Section 10.6 shall not apply to amounts paid to any claimant in settlement of any suit or claim unless such payment is first approved by NEWCO, such approval will not be unreasonably withheld.

Promptly after receipt by an indemnified party under the above written notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, deliver to the indemnifying party written notice of the commencement thereof. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend the action, shall relieve the indemnifying party of any liability to the indemnified party pursuant to this Section 10 but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under Section 10.

If any such action is brought against any indemnified party and it notifies in writing an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

10.7.	Transfer or Assignment of Registration Rights. The rights to cause NEWCO to register the securities granted to UNIVERSITY hereunder may be transferred or assigned by UNIVERSITY to a transferee or assignee of any of UNIVERSITY’s Shares; provided, however, that such transfer or assignment of Shares was permitted under this Agreement.

11.	RULE 144 REPORTING

With a view to making available to UNIVERSITY the benefits of certain rules and regulations of the Commission which may permit UNIVERSITY to sell securities of NEWCO to the public without registration, NEWCO agrees to:

Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times following the effective date of the first registration under the Securities Act filed by NEWCO for an offering of its securities to the general public;

Use its best efforts to file with the Commission in a timely manner all reports and other documents required of NEWCO under the Securities Act and the Exchange Act at any time following registration of any of its securities under the Securities Act or Exchange Act; and

So long as UNIVERSITY owns any Shares, furnish to UNIVERSITY forthwith upon request a written statement by NEWCO as to its compliance with the reporting requirements of Rule 144 (at any time following the effective date of the first registration statement filed by NEWCO for an offering of its securities to the general public), and of the Securities Act and the Exchange Act following registration of any of its securities under the Securities Act or Exchange Act, a copy of the most recent annual or quarterly report of NEWCO, and such other reports and documents so filed as UNIVERSITY may reasonably request in availing itself of any rule or regulation of the Commission allowing UNIVERSITY to sell any such securities without registration

12.	REPRESENTATIONS AND WARRANTIES

NEWCO represents and warrants to UNIVERSITY as of the Effective Date as follows:

NEWCO is a [corporation] duly organized, validly existing and in good standing under the laws of the State of <state> and has all requisite corporate power and authority to own and operate the business in which it is now engaged or currently proposed to be engaged. NEWCO is duly qualified to do business as a foreign corporation and is in good standing in such other states or jurisdictions as is necessary to enable it to carry on its business or own its properties.

All corporate action required to be taken by NEWCO’s board of directors and stockholders in order to authorize NEWCO to enter into this Agreement and to issue the Shares has been taken prior to the Effective Date.

The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, and non-assessable, and free of restrictions on transfer other than restrictions on transfer under this Agreement or any agreement set forth in Appendix D, applicable state and federal securities laws and liens or encumbrances created or imposed by NEWCO.

There is no action, suit proceeding, or investigation pending or, to NEWCO’s knowledge, threatened against NEWCO.

NEWCO is in compliance with all federal, state, and local environmental laws and there are no conditions currently existing or contemplated which are likely to subject NEWCO to damages, penalties, injunctive relief, removal costs, remedial costs, or cleanup costs under any such laws or assertions thereof.

Attached hereto as Appendix E, and hereby made a part hereof, are the organizational documents of NEWCO in effect on the date thereof.

Attached hereto as Appendix F and hereby made a part hereof are the unaudited financial statements of NEWCO for the year ended <year>. These financial statements are true and complete and are in accordance with the books and records of NEWCO.

Attached hereto as Appendix G is a true and complete record of (i) issued and outstanding capital stock of NEWCO as of the Effective Date and the holders thereof, and (ii) capital stock issuable under options, warrants, or other convertible equity or debt instruments outstanding as of the Effective Date, whether vested or non-vested, restricted or unrestricted, the holders thereof, the exercise price or conversion price thereof and an outline of all other material terms with respect thereto.

13.	INDEMNIFICATION

NEWCO agrees to indemnify, defend, and hold harmless UNIVERSITY, from and against, and pay or reimburse, UNIVERSITY for any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses, including costs of investigation and defense, and reasonable attorneys’ fees and expenses (through the appellate level), in connection with, based upon, attributable to, or resulting from:

(i) the inaccuracy of any representation or warranty made by NEWCO contained in this Agreement or in any agreement, schedule, document, or instrument entered into or delivered in connection herewith; or (ii) any breach by NEWCO of any covenant or agreement contained in this Agreement or in any agreement, schedule, document, or instrument entered into or delivered in connection herewith.

14.	GOVERNING LAW AND SEVERALBILITY

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without giving effect to the conflict of law principles thereof, and applicable federal law. Any action or suit brought by the parties relating to this Agreement shall be brought and conducted solely and exclusively in the Circuit Court of Miami-Dade County for the State of Florida in Miami, Florida. NEWCO hereby consents to the in personam jurisdiction of such court, waives any objection to venue in such court, and waives any claim that such forum is an inconvenient forum; provided, however, that if a claim must be brought in federal forum, then it will be brought and adjudicated solely and exclusively within the United States District Court for the Southern District of Florida. In no way will this Agreement be construed as a waiver by the State of Florida or any form of defense or immunity, whether it is sovereign immunity, governmental immunity, immunity based on the Eleventh Amendment to the Constitution of the United States, or otherwise, from any claim or from the jurisdiction of any court. BY EXECUTION OF THIS AGREEMENT, NEWCO HEREBY CONSENTS TO THE IN PERSONAM JURISDICTION OF SUCH COURT.

If any one or more provisions of this Agreement shall be adjudicated to be illegal, invalid, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereby agree to attempt to substitute for any illegal, invalid, or unenforceable provision a valid or enforceable one, which achieves the economic, legal and commercial objectives of the invalid or unenforceable provision to the greatest extent possible.

15.	FORCE MAJEURE

Neither party shall be liable for any delay or failure of performance if and to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the non-performing party uses its reasonable and diligent efforts to overcome the same and provides written notice to the other party of the delay or failure. If the period of delay or failure shall extend for more than ninety (90) days after notice, then the party receiving notice shall, in its discretion, have the right to terminate this Agreement with respect to the party experiencing delay or failure, in writing without prior notice at any time after the expiration of said ninety (90) days period. A delay or failure of performance caused by a Force Majeure event is not the same as a breach of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date indicated below, effective as of the date first above stated.

NEWCO:		UNIVERSITY:

By:		By:
Name:		Name:
Title:	President	Title:
Date:	, 20___	Date:	, 20___

APPENDIX D

RESTRICTIONS ON TRANSFER

[INTENTIONALLY LEFT BLANK]

APPENDIX E

ORGANIZATIONAL DOCUMENTS

[INTENTIONALLY LEFT BLANK PENDING DESIGNATED ASSIGNMENT TO “NEWCO” AS CONTEMPLATED IN SECTION 10.3]

APPENDIX F

FINANCIAL STATEMENTS

[INTENTIONALLY LEFT BLANK PENDING DESIGNATED ASSIGNMENT TO “NEWCO” AS CONTEMPLATED IN SECTION 10.3]

APPENDIX G

CAPITALIZATION

[INTENTIONALLY LEFT BLANK PENDING DESIGNATED ASSIGNMENT TO “NEWCO” AS CONTEMPLATED IN SECTION 10.3]

APPENDIX H

Development Plan

I.	Proposed RBS-PDAT Development Program

A.	Development activities to be undertaken

1.	Develop a beta version of OBC’s light source device that is suitable for potential FDA approval and commercialization.

Provectus understands that OBC has manufactured several units of an “alpha version” of OBC’s light source device that have been and are being used in a clinical setting at BPEI and potentially may have been used/are being used elsewhere1.

Total estimated cost allocation for device development: $1,500,000 to $2,500,000

2.	Develop a clinical supply of a 0.1% solution of RBS DS as an investigational drug

3.	Submit an IND application to CDER and an investigational device exemption (IDE) application to CDRH, and have them accepted by the FDA.

4.	Open a Phase 1/2 clinical study at BPEI for the treatment of infectious keratitis.

Provectus believes that it is important to establish a registered clinical trial at BPEI/UM that may also allow BPEI/OBC principal investigators to treat infectious keratitis and potentially other eye diseases as directed by these physicians (in consultation with Provectus).

B.	Estimated total development time

Provectus estimates the timeframe of the abovementioned proposed development activities could be 24-36 months.

II.	Required Governmental Approvals

A.	Types of submissions required

Submissions and acceptances of:

●	An IND application to CDER for RBS DS and an ophthalmic drug formulation, and

●	An IDE application to CDRH for OBC’s light source device (from alpha version to beta version).

B.	Government agency, e.g., FDA, EPA, etc.

CDER and CDRH at the FDA

III.	Proposed Market Approach

Provectus seeks approval of RBS-PDAT for an initial indication of infectious keratitis by itself (and in collaboration with OBC). Based on preliminary discussions with OBC, Provectus believes that the initial addressable market for RBS-PDAT in the U.S. (i.e., infectious keratitis) may be approximately 30,000 to 70,000 patients. Provectus also understands that there is international interest for RBS-PDAT (e.g., an initial addressable market of several million people); however, ex-U.S. drug and device development of RBS-PDAT will very likely hinge on the proposed U.S. development and activities.

Given the potential overall addressable market for RBS-PDAT, Provectus may subsequently elect to co-develop future applications and drug and device approvals with one or more ophthalmology-focused commercial companies with different geographic influence to leverage their larger size and greater resources (compared to Provectus). Depending on success, however, Provectus may also elect to pursue further development and application of RBS-PDAT alone.

IV.	Potential Competitors

A.	Potential competitors

Provectus believes that the primary competition for RBS-PDAT could be PDAT using riboflavin (i.e., Photrexa drug, PKXL System PDAT device), such as from Glaukos Corporation.

Other competition could come from a desire to utilize an alternative light source to OBC’s light source, such as a slit lamp, in combination with Provectus’ RBS DS. For the reasons that we have delineated above, from BPEI and OBC’s experience to Provectus’ interactions and intent with OBC, Provectus believes that it is prudent to develop and protect RBS-PDAT that utilizes only OBC’s light source device.

B.	Potential competitive devices/compositions

Glaukos: Photrexa drug, PKXL System PDAT device

Slit lamps: Widely available – however, requires RBS DS

C.	Known competitor’s plans, developments, technical achievements

Glaukos: See this company’s March 2023 investor presentation. (As of 16 February, 2024 found at: chrome- extension://efaidnbmnnnibpcajpcglclefindmkaj/https://s29.q4cdn.com/769210894/files/do c_presentation/2023/glaukos-investor-presentation_march-2023_vf.pdf)

D.	Anticipated date of product launch

Provectus estimates that the timeframe of an anticipated product launch could be 36 months from funding.

V.	Proposed Funding

Provectus’ contemplated approach to funding of the proposed RBS-PDAT development plan would be spin-off a privately-held NewCo that is focused on developing RBS-PDAT treatment for ophthalmic diseases and disorders, and raise approximately $7,500,000 to $10,000,000 to undertake the above-described work. The balance of the fundraising above the contemplated $6,500,000 for development activities) could be allocated to NewCo overhead costs (e.g., set-up, staffing, legal, etc.). Provectus expects that a timeframe to raise this sum would be between nine and 12 months.

APPENDIX I

Development Report

When appropriate, indicate estimated start date and finish date for activities.

I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).

A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

III.	Future Development Activities (4-8 paragraphs).

A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a product will be commercialized.

IV.	Changes to Initial Development Plan (2-4 paragraphs).

A.	Reasons for change.

B.	Variables that may cause additional changes.

V.	Items to be Provided if Applicable:

A.	Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

B.	Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

APPENDIX J

Royalty Summary Report

REPORT DATE:
PERIOD (TO/FROM):
AGREEMENT NO.:

LICENSEE:	REQUESTER:

Company Name	University of Miami
Prepared By	Office of Technology Transfer
Address 1	1951 NW 7th Ave. Suite 300
Address	Miami, FL 33136
2 Email	ottfinance@miami.edu

SUMMARY REPORT:

Licensed Product/Process	UM Technology No.	Revenue on Net Sales*	Revenue on Net Sales* Sublicensee	Royalty Rate	Min. Royalties/ Credits	Net Amount Due
$-
$-
$-
$-
$-
*Net Sales as described in section 1.7 of the agreement						$-

ROYALTY FORECAST:

The following royalty forecast is non- binding and for internal planning only:

Licensed Product/Process	UM Technology No.	Forecast Period	Forecast on Net Sales	Royalty Rate	Royalty Payment Forecast

ACH/Wire Payment Instructions:

Bank Name: ****************
Account Name: **************************
Account Number: **********
ACH Number: ********* - OR- ABA Number (For Wires Only): *********
International SWIFT Code: ********
Addenda: *************************************
Bank Address: *********************************
*The addenda/memo is required to credit funds properly to the Office of Technology Transfer.

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